Exhibit 10.26

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Confidential

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of this 14th day of December, 2019 (the “Effective Date”), by and between AbPro Corporation, a Delaware corporation with its principal place of business at 68 Cummings Park Drive, Woburn, Massachusetts 01801 (“Licensor”), and Abpro Bio International, Inc., a company organized and existing under the laws of the Republic of Korea with its principal place of business at 139, Techno jungang-daero, Yuga-myeon, Dalseong-gun, Daegu, Republic of Korea (“Company”). Licensor and Company are sometimes collectively referred to herein as the “Parties” and each separately as a “Party.”

RECITALS

WHEREAS, Licensor owns, licenses or otherwise controls certain Licensed Rights (as later defined herein);

WHEREAS, Company desires to obtain a license to the Licensed Rights to commercially develop the Licensed Rights through a program of exploiting the Licensed Rights in accordance with the terms of this Agreement whereby public utilization shall result therefrom; and

WHEREAS, Licensor is willing to grant a license to Company on the terms and conditions that follow.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Affiliate” as used herein in either singular or plural means, with respect to a Party, any corporation, company, partnership, joint venture or other entity, which directly or indirectly: (a) Controls, is Controlled by or is under common Control with the specified entity; or (b) both (i) owns, is owned by, or is under common ownership with the specified entity, in whole or in part, and (ii) conducts business under a trade identifier of the specified entity, with the authorization of the specified entity. For purposes of this definition, “Control” of an entity means the direct or indirect ownership or control of at least fifty percent (50%) of the right to direct or cause the direction of the policies and management of such person or entity, whether by the ownership of stock, by contract or otherwise. In any jurisdiction where 50% control is not permitted by applicable law, the “greater than 50%” threshold shall be deemed satisfied by the possession of substantially the maximum percentage allowable in such jurisdiction.

Confidential

1.2 “Confidential Information” shall mean all confidential or proprietary information disclosed by one Party to the other Party relating to and in the performance of this Agreement, including confidential or proprietary methods or manufacture or use, formulations, clinical data, test results, and research and development plans, whether in oral, graphic, electronic, or any other media or form.

1.3 “Contract Quarter-Year” shall mean the three month periods ending on March 31, June 30, September 30 and December 31 of each year.

1.4 “Field of Use” shall mean use of a Her2-huOKT3 bispecific antibody as a human cancer diagnostic or a human cancer treatment or prevention.

1.5 “Licensed Know-How” means any developments, ideas, know-how, information, methods, processes, designs, concepts or techniques known or licensed to Licensor that are necessary to use Licensed Products or perform Licensed Services and are listed in Exhibit B to this Agreement.

1.6 “Licensed Rights” shall collectively mean the Licensed Know-How and the Patent Rights.

1.7 “Licensed Product” shall mean any Her2-huOKT3 bispecific antibody that is (A) covered by a Valid Claim, (B) made by a process covered by a Valid Claim, (C) used in a manner that is covered by a Valid Claim, (D) the making, use, sale, offer to sell, or importation of which would, but for the license granted herein or a statutory exemption such as, but not limited to, that provided by 35 U.S.C. § 271(e)(1) and foreign equivalents thereof in the Territory, infringe one or more Valid Claim, or (E) that embodies, contains, incorporates, uses, or is made through the use of, or was in whole or in part derived from, the Licensed Know-How.

1.8 “Licensed Services” include any process or services performed for a fee comprising a Her2-huOKT3 bispecific antibody and that is (a) covered by a Valid Claim, (b) embodies, contains, incorporates, uses, or is made through the use of, or was in whole or in part derived from, Licensor Know-How, or (c) contains, incorporates or uses a Licensed Product.

1.9 “Net Sales” means the gross price billed or invoiced on sales of Licensed Products or provision of Licensed Services by Company, its Affiliates or Sublicensees, less: (a) freight expense (actual), including insurance, to the extent it is not charged to or reimbursed by the customer; (b) cash discounts actually granted and deducted solely on account of sales of Licensed Products or provision of Licensed Services; (c) rebates actually paid to individual or group purchasers of Licensed Products that are solely on account of the purchase of such Licensed Products; (d) credits issued for returns of Licensed Products recalled or not accepted by customers; and (e) taxes (including, but not limited to sales, value added, consumption and paid or collected and remitted to the relevant tax authority for the sale or Licensed Products. No deductions shall be taken or permitted in calculating Net Sales that depend or are based in whole or in part on the sale or purchase of any product or service that is not a Licensed Product, including without limitation for the practice commonly known as “bundling.”

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1.10 “Patent Rights” shall mean the Licensor’s rights throughout the Territory in: (a) the patents and patent applications listed in Exhibit A; (b) the patents that issue from or claim priority to any patents or patent applications listed in Exhibit A, including any divisionals, continuations, and extensions thereof, and any patents issuing therefrom, but not including claims in continuation-in-part applications or patents except to the extent provided in (c) below; (c) continuation-in-part applications or patents described in (a) or (b) above, to the extent that such continuation-in-part applications or patents are entitled to priority to patents or patent applications listed in (a) or (b) above; and (d) any reissues or re-examinations of patents described in (a), (b), or (c) above.

1.11 “Royalty Term” shall mean, on a Licensed Product-by-Licensed Product and Licensed Service-by-Licensed Service basis and country-by-country basis, the period commencing on the Effective Date and concluding on the later of the: (a) expiration of the last Valid Claim covering such Licensed Product or Licensed Service; (b) expiration of any market exclusivity period granted by law with respect to such Licensed Product or Licensed Service; or (c) the date that is twelve (12) years from the first commercial sale of the applicable Licensed Product or Licensed Service in such country.

1.12 “Royalty Year” shall mean each twelve (12) month period commencing January 1 and ending December 31 during the Term of this Agreement. For the first year of this Agreement, the Royalty Year shall be the period of time between the Effective Date of the Agreement and December 31.

1.13 “Sublicensee” means any person or business entity to which Company has granted a sublicense of the Licensed Rights in accordance with Article 3.

1.14 “Term” shall mean the term of this Agreement, which will commence on the Effective Date and expire upon Company’s satisfaction of all obligations hereunder following the expiration of the last Royalty Term for any Licensed Product, unless earlier terminated pursuant to the Article 15 of this Agreement; provided, however, that solely with respect to any Licensed Rights that are owned by Licensor, the Parties shall have the right to extend the term of this Agreement by up to an additional two (2) years upon their mutual written agreement to do so prior to the earlier expiration or termination of this Agreement.

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1.15 “Territory” shall mean the following countries: People’s Republic of China, Japan, South Korea, Southeast Asia (which for the purposes hereof means Philippines, Indonesia, Taiwan, Pakistan, India, Vietnam, Laos, Cambodia, Thailand, Myanmar and Malaysia), the Middle East (which for the purposes hereof means Bahrain, Cyprus, Egypt, Iraq, Israel, Jordan, Kuwait, Lebanon, Northern Cyprus, Oman, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates and Yemen), and the Commonwealth of Independent States (CIS) (which for the purposes hereof means Armenia, Azerbaijan, Belarus, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Latvia, Lithuania, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan).

1.16 “Valid Claim” shall mean an issued and unexpired claim or a pending claim within the Patent Rights, that shall not have been irretrievably withdrawn, cancelled, or disclaimed, nor been held invalid or unenforceable by a court or other appropriate agency of competent jurisdiction in an unappealable decision.

ARTICLE 2

GRANT

2.1 License Grant. Subject to the terms of this Agreement and Licensor’s retained rights in the Licensed Rights as set forth in Sections 2.2 and 2.3 below, Licensor hereby grants to Company: (a) an exclusive, royalty-bearing, license in and to the Patent Rights to make, have made, use, sell, have sold, offer for sale and import Licensed Products and Licensed Services in the Field of Use in the Territory, together with the right to sublicense as provided in Article 3; and (b) a nonexclusive, royalty-bearing, license to use the Licensed Know-How in connection with any development, manufacture, sale, import, or use of any Licensed Product or performance of any Licensed Services in the Field of Use in the Territory, together with the right to sublicense as provided in Article 3. For clarity, the Field of Use specifically excludes subject matter within the Patent Rights directed to any antibody or construct that is not the Her2-huOKT3 bispecific antibody, including method of use claims to combinations of other antibodies or drugs with Her2-CD3 bispecific antibodies.

2.2 Reserved Rights. Notwithstanding anything in this Agreement to the contrary, Licensor’s third party licensors, including but not limited to Memorial Sloan Kettering Cancer Center (“MSK”), shall have the right to (i) use the Patent Rights for non-commercial research purposes and care of their patients, Affiliates, network facilities, and clinical trial sites that are participating with MSK in a multicenter clinical trial, and (ii) permit others at academic, government, and not-for-profit institutions to use the Patent Rights in the course of non-commercial research or clinical trials being conducted jointly with Licensor’s third party licensors.

2.3 U.S. Government Rights. All rights granted herein are subject to rights of the United States pursuant to 35 U.S.C. § 200 et seq., and implementing regulations and agreements.

2.4 No Implied Rights. Licensor, on behalf of itself and its third party licensors, reserves all rights not expressly granted in the Agreement. The licenses granted hereunder shall not be construed to confer any rights upon Company by implication, estoppel or otherwise, and it is understood that practice of the full scope of the Licensed Rights may not be possible absent the grant of a license to patents not included in the Licensed Rights.

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ARTICLE 3

SUBLICENSES

3.1 Company may grant sublicenses (and may amend sublicenses) only upon prior written consent of Licensor, which will not be unreasonably withheld, conditioned or delayed. Licensor will also use its best efforts to obtain consent to the grant of such sublicense from MSK, the consent if which Company acknowledges is required before Licensor may grant consent. Company shall also promptly provide Licensor with full executed copies of such sublicense agreements and any amendments thereto; provided, that such sublicense agreement (or amendment) may be redacted to remove highly sensitive confidential information to the extent such redaction does not impair or preclude Licensor from assessing Company’s compliance with this Agreement. All such documents shall be deemed Confidential Information of Company.

3.2 Any sublicense shall by its terms bind the Sublicensee to all provisions of this Agreement that by their terms are capable of performance by a sublicensee, including without limitation the restrictions, limitations, and obligations of Articles 2, 4, 6, 9, 10, 12, 13 and Sections 7.5, 11.3, 11.4, 17.1, and 17.2, and shall provide that Licensor and MSK are third-party beneficiaries. Any breach by a Sublicensee shall be considered a breach by Company.

3.3 Company shall promptly provide Licensor with a copy of any notice of breach, termination, or the like sent to or received from a Sublicensee.

ARTICLE 4

COLLABORATION OVERSIGHT; DILIGENCE

4.1 Formation of Steering Committee. Promptly, but in no event more than thirty (30) days after the Effective Date, the Parties shall create a joint steering committee (the “Steering Committee”), and Licensor and Company shall each appoint one (1) representative with the requisite experience and seniority to enable them to make decisions on behalf of each respective Party, and the initial representative appointed by the Parties shall be Miles J.W. Suk, unless and until otherwise agreed upon by the Parties. The Licensor and Company representatives on the Steering Committee shall mutually agree to appoint a third independent member to the Steering Committee and, unless otherwise agreed upon by the Parties, Licensor’s representative shall serve as the chairperson of the Steering Committee. Each Party’s representative to the Steering Committee will act reasonably and in good faith.

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4.2 Steering Committee Responsibilities. The Steering Committee shall, in addition to its other responsibilities described in this Agreement: (a) prepare one or more written plans for advancing the research and development of the Licensed Product (each, a “Research Plan”) in the Territory, and provide oversight on the research, development and performance of the Research Plan; (b) prepare and, as necessary amend, the Research Plan, coordinate the activities of the Parties under this Agreement and the implementation, performance, completion and monitoring of the Parties’ activities rendered pursuant to the Research Plan; (c) support the Parties’ development and implementation of a strategy for obtaining and maintaining Regulatory Approvals for, and commercializing, the Products in the Territory; (d) strategize and execute on Company’s business development efforts with respect to the development and commercialization of the Licensed Product, including with respect to the identification of prospective Sublicensee(s) of Company in the Territory to advance the development and/or commercialization of the Licensed Product in the Territory; (e) establish such subcommittees as deemed appropriate by the Steering Committee; (f) identify and, as applicable engage, one or more manufacturers capable of supplying the Parties with clinical and/or commercial quantities of Products; and (g) take such other actions as the Steering Committee may agree.

4.3 Meetings of the Steering Committee. The Steering Committee shall hold regular meetings at such times and places alternating between Licensor’s and Company’s facilities. The meetings of the Steering Committee shall be held no less frequently than on a calendar quarter basis, unless otherwise mutually agreed upon by the chairperson, and in no event not less than twice every calendar year. In addition, either Party may request that an ad hoc meeting of the Steering Committee be held at any time upon giving reasonable advanced notice to the other Party. Steering Committee meetings may be held in person or by telephone or video conference. The Licensor and Company representatives on the Steering Committee shall alternate in keeping written minutes that shall reflect the decisions taken at the meetings. Such minutes shall be circulated to the Steering Committee for review and approval within two (2) weeks after each meeting.

4.4 Decision Making. At each Steering Committee meeting, both the Licensor and Company representatives appointed to the Steering Committee present in person or by telephone shall constitute a quorum and decisions shall be made by majority vote after an open discussion of the matters as to which decisions are being made. Each Steering Committee member shall have one (1) vote on all matters before the Steering Committee. Notwithstanding the foregoing, the objective of the Parties to this Agreement is that decisions of the Steering Committee shall be made by unanimous vote. If no unanimous agreement can be reached, the determination shall be made by majority vote, consistent with the terms of this Agreement and the applicable Research Plan.

4.5 Limitations of Powers of the Steering Committee. The Steering Committee shall have only such powers as are expressly delegated to it in this Agreement. The Steering Committee is not a substitute for the rights or the obligations of the Parties and, inter alia, shall not have the authority to amend, modify, terminate or waive compliance with this Agreement.

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4.6 Company accepts that commercialization of the Licensed Product or Licensed Services is of utmost importance to Licensor and its third party licensors. Company shall use commercially reasonable efforts to achieve all Milestone Activities for the first Licensed Product or Licensed Service on or prior to the Expected Completion Date listed below. If Company is unable to meet such milestones, it shall notify Licensor as far in advance as practical of the likely inability, and the Parties shall discuss in good-faith modification of the schedule; if technical, scientific, or regulatory (but not economic or financial) impediments beyond the control of Company were the substantial cause of the delay, Licensor will agree to a reasonable modification. Further, Company shall have the option of unilaterally extending any of the following milestones by six (6) months upon payment to Licensor of fifty thousand dollars ($50,000), plus an additional six (6) months upon payment to Licensor of an additional fifty thousand dollars ($50,000), but no more than twelve (12) months in total for each milestone, e.g., the first milestone could be extended at Company’s option to within twenty-four (24) months of the Effective Date and then again to within thirty (30) months by making such payments, but not beyond that date. To the extent that any such extensions have been or may be secured by Licensor on Company’s behalf, Company shall promptly reimburse Licensor for any amounts paid by Licensor to its third party licensors, and in any event, Company shall reimburse Licensor for any such amounts within ten (10) business days of Company’s receipt of Licensor’s invoice therefor. Without limiting the generality of the foregoing, it shall be inconsistent with the exercise of commercially reasonable efforts for Company to begin any efforts to develop a bi-specific antibody product targeting both HER2 and CD3 that is not a Licensed Product before it begins a Phase 2 study of a Licensed Product. It shall be considered a material breach of this Agreement if Company cannot provide proof of its commercially reasonable efforts towards the development of a Licensed Product or Licensed Service or fails to achieve a Development Milestone Activity associated with the development of said Licensed Product or Licensed Service on or prior to the Expected Completion Date. Development Milestone Activities may be modified and Expected Completion Dates extended with Licensor’s written approval and, upon Company’s request, the Parties shall discuss and negotiate in good faith any reasonable extensions of the applicable Expected .Completion Dates that may be necessary despite Company’s use of its commercially reasonable efforts towards the development of a Licensed Product or Licensed Service.

(a) Company shall, at is cost and expense, use commercially reasonable efforts to (i) bring at least one (1) Licensed Product or Licensed Service to market in the Territory through a thorough, vigorous and diligent program for exploitation of the Licensed Rights, and (ii) following the first commercial sale of a Licensed Product or Licensed Service in any country of the Territory, continue active, diligent marketing efforts for such Licensed Product or Licensed Service and make continuing sales of such Licensed Product and Licensed Service in such country throughout the Term. Without limiting the foregoing, such commercially reasonable efforts shall include achieving the following milestones:

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Development Milestone Activity	Expected Completion Date
Completed accrual of first Phase 1 clinical trial	March 21, 2022

Completed accrual of first Phase 2 clinical trial	March 21, 2024

Completed accrual of first Phase 3 clinical trial	March 21, 2026

Regulatory Approval of first Licensed Product in Territory	March 21, 2027

(b) Company shall give Licensor written notice and evidence within thirty (30) days of the achievement of each of the above specific diligence obligations.

(c) Company’s detailed business plan for the development of the Licensed Rights, including, for example, relevant schedules of capital investments needed to implement the plan, financial, equipment, facility plans, number and kind of personnel and time planned for each phase of development of the Licensed Rights for a three (3) year period, to the extent formed by Company, will be provided by Company within thirty (30) of the Effective Date and will be annexed hereto and made part of this Agreement. Company shall provide similar reports to Licensor annually to relay update and status information on Company’s business, research and development progress, including projections of activity anticipated for the next reporting year.

(d) Company shall be solely responsible, at its sole cost and expense, for securing any necessary governmental or regulatory approvals for development, manufacture, and sale of Licensed Products and performance of Licensed Services in the Territory (“Regulatory Approval”). Licensor shall, at Company’s request, cost and expense, use its commercially reasonable efforts to support Company’s efforts in furtherance of the Research Plan, including by support and review of draft submissions prepared by Company in furtherance of any Regulatory Approvals and performing Licensor’s responsibilities designated in the Research Plan, all as mutually agreed upon by the Parties in such Research Plan. Company shall advise Licensor, through annual reports described in Section 4.1(c) above, of its program of development for obtaining said Regulatory Approvals.

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4.2 If Company is the subject of a demand, notice, inquiry, or inspection report by a governmental authority or certification agency in the Territory in relation to any Licensed Product or Licensed Service that (i) by its terms directs or contemplates, or may reasonably be expected to require or relate to, suspension or cessation of manufacturing, sale, development, or marketing of Licensed Products or Licensed Services efforts, (ii) concerns a recall or potential recall of Licensed Products or Licensed Services, (iii) concerns a loss of life or material issue of safety, or (iv) may reasonably be expected to prevent Company’s compliance with its diligence obligations, then Company shall provide a copy to Licensor without delay and keep Licensor reasonably apprised of its response.

4.3 Right of Reference.

(a) Company hereby grants to Licensor a perpetual, royalty-free, fully transferrable and sublicensable “Right of Reference or Use,” as that term is defined in 21 C.F.R. § 314.3(b), and any foreign equivalents, outside the Territory to any and all applications, regulatory filings, data, information and Regulatory Approvals or marketing authorizations relating to the Licensed Product, related to pharmacology, toxicology, preclinical testing, clinical testing, chemistry, manufacturing and controls data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control relating to the Licensed Product, whether or not submitted to any regulatory authority, all of which shall be promptly delivered or otherwise made available to Licensor following Licensor’s request therefor. Upon expiration or termination of this Agreement for any reason, the foregoing grant shall be automatically extended to include the License Territory. Company agrees to sign, and to cause its Affiliates and, as applicable its Sublicensee(s), to sign, any instruments reasonably requested by Licensor in order to effect the foregoing grants.

(b) Licensor hereby grants to Company a royalty-free, non-transferrable and non-sublicensable “Right of Reference or Use,” as that term is defined in 21 C.F.R. § 314.3(b), and any foreign equivalents, inside the Territory to any and all applications, regulatory filings, data, information and Regulatory Approvals relating to the Licensed Product, related to pharmacology, toxicology, preclinical testing, clinical testing, chemistry, manufacturing and controls data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control relating to the Licensed Product, whether or not submitted to any regulatory authority, all to the extent owned by Licensor, and all of which shall be promptly delivered or otherwise made available to Company following Company’s reasonable request therefor. Licensor agrees to sign any instruments reasonably requested by Company in order to effect the foregoing grants. Upon expiration or termination of this Agreement for any reason, the foregoing grant shall be automatically extinguished.

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ARTICLE 5

PAYMENTS

5.1 For the rights, privileges and licenses granted hereunder, Company shall pay to Licensor, in the manner hereinafter provided:

(a) Running Royalties. Company shall pay to Licensor a royalty in an amount equal to [***] percent ([***]%) of Company’s and its Affiliates’ and Sublicensees’ Net Sales. If a Licensed Product or Licensed Service only incorporates Licensor Know How and is not covered by Patent Rights, Company shall pay Licensor a [***] percent ([***]%) royalty on Company’s and its Affiliates’ and Sublicensees’ Net Sales of such Licensed Products or Licensed Services. If Company is required to take a license under any third party patents to make, use, sell, offer for sale or import Licensed Products, then the royalty payments due to Licensor may be reduced by one-half percent (1/2%) for every one percent (1%) paid by Company to such third party licensor, provided however, in no event shall royalties to be paid to Licensor be reduced to less than [***] percent ([***]%) for Licensed Products or Licensed Services covered by the Patent Rights in the applicable country of the Territory, and to no less than three and six-tenths percent ([***]%) for Licensed Products that only incorporate Licensed Know-How and are not covered by Patent Rights in the applicable country of the Territory.

(b) Guaranteed Minimum Royalties. Annual minimum royalty payments, due at each anniversary of the Effective Date, starting on the first anniversary of the Effective Date, in the amount of thirty thousand dollars ($30,000) per Royalty Year (prorated for the year of issuance). The minimum royalty payments may be credited against the running royalty payments required in Section 5.1(a) above for the same Royalty Year.

(c) Milestones. Within thirty (30) days of the occurrence of any of the following milestones, Company shall notify Licensor of Company’s or an Affiliate’s or Sublicensee’s achievement of such milestone and Company pay to Licensor the applicable milestone payment, irrespective of whether such milestone was achieved by or on behalf of Licensor outside the Territory or by Company or an Affiliate or Sublicensee inside the Territory:

Milestone Activity	Milestone Payment
IND Filing	$[***]
Completed accrual of first Phase 1 clinical trial	$[***]
Completed accrual of first Phase 2 clinical trial	$[***]
Completed accrual of first Phase 3 clinical trial	$[***]
Regulatory Approval of first Licensed Product in	$[***]
1st Sale in Japan	$[***]

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1st Sales in China	$[***]
Upon cumulative worldwide Net Sales of a Licensed Products or Licensed Services	$[***]
Upon cumulative worldwide Net Sales of a Licensed Products or Licensed Services of $1billion	$[***]
Upon cumulative worldwide Net Sales of a Licensed Products or Licensed Services of $2billion	$[***]
Upon cumulative worldwide Net Sales of a Licensed Products or Licensed Services of $3billion	$[***]

With respect to the commercial milestones payable upon achieving certain cumulative worldwide Net Sales of Licensed Products or Licensed Services, the actual amount payable by Company shall be proportionate to the Company’s and/or its Sublicensee’s cumulative Net Sales of Licensed Products in the Territory, relative to the cumulative Net Sales of such Licensed Products worldwide. By way of example, if the Company’s and/or its Sublicensee’s cumulative Net Sales in the License Territory is Four Hundred Million US dollars (USD $400 MM) at the time that the worldwide Net Sales for Products exceeds $0.5 Billion US dollars, then the payment amount due to Licensor shall be proportionately reduced such that Company shall be obligated to pay Licensor Nine Million, Six Hundred Thousand US dollars (USD $9.6 MM). The same Milestone Payment shall not be due more than once on an individual Licensed Product or Licensed Service. If a certain milestone is not performed but either replaced or skipped or if two or more milestone activities are combined to one, both (or all) milestones shall be due at the date of completion of the next Expected Milestone Completion date. For clarity, the Milestone Payments are due for each separate and unique Licensed Product that reaches such a Milestone Activity.

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(d) Sublicensing Income.

(i) If income not based on Net Sales, up-front licensing fees, milestone payments (other than the milestone payments listed in this Agreement), and other income not calculated as a running royalty on Net Sales due hereunder, is generated through the sublicense of Patent Rights (hereinafter, “Sublicense Income”), Company shall pay Licensor a sublicense fee of forty percent (40%) of such Sublicense Income paid to Company. For the purposes of this Section 5.1(d), Sublicense Income shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment, royalties and/or milestone payments paid to Company and/or Company’s Affiliate(s) in excess of those amounts due to Licensor hereunder, distribution or joint marketing fee, research and development funding in excess of the cost of performing such research and development, and in each case that is received by Company and/or Company’s Affiliate(s) as consideration for a grant of a sublicense of the Licensed Rights or any other right, license, privilege or immunity to make, have made, use, have used, sell or have sold any Licensed Services and/or Licensed Products. Company and/or Company’s Affiliate(s) shall not accept non-cash consideration, including without limitation equity consideration, as consideration for the grant of a sublicense of the Licensed Rights or any other right, license, privilege or immunity to make, have made, use, have used, sell or have sold any Licensed Services and/or Licensed Products, in each case without the prior written consent of Licensor; provided, however, that if Licensor so consents to the acceptance of such non-cash consideration, the fair market value of such non-cash consideration received by Company and/or Company’s Affiliate(s), as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties, shall be deemed Sublicense Income hereunder.

(ii) If Company receives from any Sublicensee anything of value in lieu of cash payments in fulfillment of payment obligations of any sublicense agreement, Company shall pay Licensor its share as required above based on the fair market value of such payment, or if mutually agreed upon by Licensor and Company, Company shall divide the consideration if it is divisible as for example in the case of equity.

(e) Research Funding. In furtherance of the Parties’ development of the Licensed Products and/or Licensed Services, Licensor has committed to sponsor certain research, inclusive of a Phase I trial, pursuant to one or more written agreements entered into between Licensor and MSK containing terms and conditions under which such research will be performed (each, a “Sponsored Research Agreement”). Company hereby agrees and commits to pay or reimburse Licensor for any amounts paid, cost incurred or fees invoiced to Licensor pursuant to such Sponsored Research Agreements, such amounts to be paid within thirty (30) days of Company’s receipt of Licensor’s invoice therefor, and any transferrable or sublicensable intellectual property rights or options that may be granted to Licensor from MSK outside the Territory pursuant to any such Sponsored Research Agreement shall be made available to Company on the same terms.

(f) Reimbursement of Product Development-Directed Activities. In addition to funding sponsored research in accordance with Section 5.1(e) and the applicable Sponsored Research Agreement, Company shall fund sixty percent (60%) of all product development-directed activities listed in Exhibit C of this Agreement. Payments are due upon receipt of the respective invoice from Licensor. Where possible, Company will pay vendors directly. If costs are incurred for lab work performed at Licensor, the then current indirect cost rate the cost listed in Exhibit C. Should Licensor be paying a vendor for work under Exhibit C and no lab work is performed at Licensor for such listed item, an indirect rate of 10% will be applied.

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5.2 Payment Terms. Payments shall be payable thirty (30) days after they are due, paid in United States dollars in New York, NY, or at such other place as Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank on the last business day of the Contract Quarter-Year reporting period to which such royalty payments relate.

5.3 Interest. Company shall pay to Licensor interest on any amounts not paid when due at the rate established by the New York CPLR for prejudgment interest in the case of breach of contract.

5.4 Tax Withholding. Payments shall be made in full, without deduction or withholding for wire transfer fees or currency exchange fees. The Parties will cooperate to prevent or minimize the need for any withholding, and at the request of Company, Licensor will provide Company with documents evidencing its tax status in the United States. Any withholding or other tax that is required by law to be withheld with respect to payments owed by Company shall be deducted by Company from such payment prior to remittance, and paid over to the relevant taxing authorities when due. Company shall promptly furnish Licensor evidence of any such taxes withheld and of payment thereof, and Licensor shall seek to obtain the release of any such withheld amounts from the taxing authority. At Licensor’s request, Company shall provide Licensor with reasonable assistance to release the withheld amount to Licensor. If the full withheld amount is not released to Licensor within eighteen (18) months of the payment date, then Company shall pay to Licensor the amount that is still withheld, and entitlement to receive such withheld amount from the pertinent taxing authority shall be assigned from Licensor to Company (or paid over to Company by Licensor if the taxing authority releases it directly to Licensor).

ARTICLE 6

REPORTS AND RECORDS

6.1 Books and Records. Company shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder. Said books and records shall include, but not be limited to: invoice registers and invoices, product sales analysis reports, accounting general ledgers, sub-license and distributor agreements, price lists, contracts for the sale of Licensed Products, product catalogs and marketing materials, audited financial statements and/or income tax returns, sales tax returns, inventory and production records and shipping documents. Said books and records shall be maintained for a period of no less than five (5) years following the period to which they pertain, or for such other periods as are applicable in the

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Territory. Such records shall include original data files used to prepare the submitted royalty reports. For the Term of this Agreement, and at least annually, Licensor or its agents shall have the right upon reasonable written notice to inspect such books and records for the purpose of verifying Company’s royalty statement or compliance in other respects with this Agreement. Such inspections shall be during normal working hours of Company. Should such inspection lead to the discovery of a discrepancy greater than five percent (5%) and at least fifty thousand dollars ($50,000), in reporting to Licensor’s detriment, for any twelve (12) month period, Company shall pay Licensor’s out-of-pocket cost of such audit. If the audit determines an error that is due to a misinterpretation of the Agreement language or if the error results from the application of an incorrect accounting or clerical methodology, Licensor and or their agents shall be entitled to correct such errors for the period of time that the statute of limitations of the governing state allows. Any additional royalties properly due to Licensor from the correction of errors from the prior periods will be subject to interest as provided for late payments.

6.2 Commercialization Reports. Company, within thirty (30) days of the end of each Contract Quarter-Year, shall deliver to Licensor true and accurate reports, giving such particulars of the business conducted by Company and its Sublicensees during the preceding period. The reports shall include at least the following information, to be itemized per Licensed Product and Licensed Service by country of sales origin: (a) Product number, (b) units sold, (c) unit price, (d) extended sales dollars, (e) royalty rate, (f) extended royalty dollars due, (g), the portion of Net Sales that was received from Sublicensees, (h) country of sale, (i) foreign currency conversion rate; and (j) any other consideration received in the prior Contact Quarter-Year.

6.3 With each such report submitted, Company shall pay to Licensor the royalties due and payable under this Agreement. If no royalties shall be due, Company shall so report.

6.4 Milestone payments shall be reported and paid when due.

6.5 Company shall promptly forward to Licensor copies of reports received from Sublicensees.

ARTICLE 7

PATENT PROSECUTION; THE PATENT RIGHTS

7.1 Patent Cost Reimbursement. Company shall be responsible for the reimbursement of any reasonable patent expenses incurred by Licensor (including but not limited to reimbursement from Licensor to MSK for such expenses) in connection with the preparation, filing, prosecution and maintenance of the Patent Rights as of the Effective Date of this Agreement and all future reasonable out-of-pocket patent expenses incurred by Licensor in connection with the preparation, filing, prosecuting or maintaining of Patent Rights in the Territory and during the Term of this Agreement.

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7.2 As between Licensor and Company, Licensor is responsible for prosecution and maintenance of the Patent Rights.

7.3 Licensor shall, (i) if requested by Company, endeavor to provide Company with copies of draft submissions to the respective patent offices in the Territory prior to filing, which Company acknowledges is Confidential Information; and (ii) pass along to MSK or MSK’s patent counsel responsible for prosecuting the Patent Rights any comments and requests of Company or its patent counsel concerning prosecution of the Patent Rights.

7.4 The Parties agree that they share a common legal interest in obtaining valid, enforceable patents in the Territory and that Company will maintain confidential all non-public information and Confidential Information concerning the prosecution of the Patent Rights that is received pursuant to this Article 7.

7.5 During the Term of this Agreement, Company shall not challenge the validity or enforceability of any claim within the Patent Rights and shall cause its Affiliates and Sublicensees to refrain from doing so. In addition to all other rights and remedies available to Licensor for any breach of this provision by Company or its Affiliates or Sublicensees, in the event that any such challenge is not successful then Company shall reimburse Licensor for all reasonable out-of-pocket costs and expenses, including but limited to attorney’s fees, incurred by Licensor as a result of defending such challenge.

7.6 Election Not to Proceed. Company may elect to surrender any patent or patent application in Patent Rights in any country of the Territory upon thirty (30) days advance written notice to Licensor. Such notice shall relieve Company from the obligation to pay for future patent costs but shall not relieve Company from responsibility to pay patent costs incurred prior to Licensor’s receipt of such notice. Such surrendered patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Licensor shall be free to license its rights to that particular patent application or patent to any other party on any terms.

ARTICLE 8

INFRINGEMENT

8.1 Monitoring. Company shall use commercially reasonable efforts to monitor third party infringement of the Patent Rights in the Field of Use. Company shall keep Licensor timely informed of any activities by Company in regard hereto.

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8.2 Actions. As between Licensor and Company, Licensor shall have the right, but not the obligation, for the initiation, defense, and management of any adversarial legal proceeding relating to the Patent Rights in the Field of Use and Territory (including without limitation any declaratory judgment action, patent infringement action or opposition) during the Term, and, as between Licensor and Company, Company will be responsible for all expenses related thereto, unless otherwise mutually agreed upon by the Parties in writing. Company shall join in any such action, at Licensor’s request and expense.

8.3 Cooperation; Settlement. To the extent Licensor conducts any legal proceedings in relation to the enforcement or defense of Patent Rights in the Field of Use and Territory, it shall keep Company reasonably informed of such proceedings. Company shall reasonably cooperate, at the expense of Licensor. In any action conducted by Licensor, Company will join as may be requested by Licensor.

8.4 Costs and Recoveries. As between Licensor and Company, all costs of any action to enforce, or to defend against a challenge to, the Patent Rights shall be borne by Company, which shall keep any sums recovered or obtained in connection therewith (whether as damages, reasonable royalties, license fees, or otherwise in judgment or settlement derived therefrom) after having first reimbursed Licensor and MSK for their reasonable attorney’s fees and costs incurred in connection with such enforcement or defense action.

8.5 Third Party Patents. In the event Company is sued by a third party for patent infringement or, threatened with such suit, in either case alleging that a Licensed Product or License Service infringes such third party’s intellectual property rights, it shall promptly notify Licensor. In any such action, Company shall be fully responsible for all its costs, including expenses, judgments and settlements.

ARTICLE 9

CONFIDENTIALITY

9.1 Each Party agrees that Confidential Information of the other Party disclosed to it or to its employees under this Agreement shall for five (5) years after disclosure: (a) be used only in connection with the legitimate purposes of this Agreement; (b) be disclosed only to those who have a need to know it in connection with the Agreement; (c) be safeguarded with the same care normally afforded confidential information in the possession, custody or control of the party holding the Confidential Information but no less than reasonable; and (d) not be disclosed, divulged or otherwise communicated except with the express written consent of the disclosing party. Additionally, Licensor may disclose to MSK Confidential Information of Company subject to the confidentiality provisions of the exclusive license agreement between Licensor and MSK.

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9.2 The foregoing shall not apply when, after and to the extent the Confidential Information disclosed: (a) can be demonstrated to have been in the public domain prior to the date of the disclosure; (b) enters the public domain through no fault of the receiving Party; (c) was already known to the receiving Party at the time of disclosure as evidenced by written records in the possession of the receiving party prior to such time; (d) is subsequently received by the receiving Party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing Party; (e) was independently developed, as established by tangible evidence, by the receiving Party without reference to information or material, provided by the disclosing Party; or (f) is required to be disclosed for compliance with court orders, statutes or regulations or Licensor audits for compliance with such regulatory requirements, provided that prior to any such disclosure to the extent reasonably practicable, the Party from whom disclosure is sought shall promptly notify the other Party and shall afford such other Party the opportunity to challenge or otherwise lawfully seek limits upon such disclosure of Confidential Information.

ARTICLE 10

INDEMNIFICATION, PRODUCT LIABILITY

10.1 Company will indemnify, defend and hold harmless (and cause its Sublicensees to so indemnify, defend and hold harmless) Licensor, MSK and their respective trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each an “Indemnitee”), against all third party claims and expenses (including legal expenses and reasonable attorney’s fees) arising out of the death of or injury to any person or persons, or out of any damage to property, against any infringement or misappropriation of intellectual property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption, or advertisement of Licensed Products or Licensed Services hereunder or from a breach by Company of any of its express representations, warranties or obligations under this Agreement, provided however, that Company will not be obligated to indemnify, defend and hold harmless any Indemnitee against any claim, proceeding, demand, expense, or liability to the extent it arises out of, results from, or is increased by Licensor’s negligence or willful misconduct. The Indemnitee will promptly give notice to Company of any claims or proceedings which might be covered by this Section 10.1 and Company will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Company will not, without the written consent of the Indemnitee, settle or consent to the entry of any judgment with respect to such third party claims (i) that does not release the Indemnitee from all liability with respect to such third party claim, or (ii) which may materially adversely affect the Indemnitee or under which the Indemnitee would incur any obligation or liability, other than one as to which Company has an indemnity obligation hereunder. Licensor agrees to cooperate and provide reasonable assistance to such defense at Company’s expense. Licensor at all times reserves the right to select and retain counsel of its own at its own expense to defend Licensor’s interests.

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10.2 Company shall obtain and carry in full force and effect general liability insurance that shall be written by a reputable insurance company, shall list Licensor as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require thirty (30) days written notice to be given to Licensor prior to any cancellation or material change thereof. The limits of such insurance shall not be less than two million dollars ($2,000,000) per occurrence with an annual aggregate of five million dollars ($5,000,000) for personal injury, death or property damage. Company shall provide Licensor with Certificates of Insurance evidencing the same and provide Licensor with prior written notice of any material change in or cancellation of such insurance.

10.3 Licensor will indemnify, defend and hold harmless Company and its respective trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each a “Licensor Indemnitee”), against all third party claims and expenses (including legal expenses and reasonable attorney’s fees) arising out of the death of or injury to any person or persons, or out of any damage to property, against any infringement or misappropriation of intellectual property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from a breach by Licensor of any of its express representations, warranties or obligations under this Agreement, provided however, that Licensor will not be obligated to indemnify, defend and hold harmless any Licensor Indemnitee against any claim, proceeding, demand, expense, or liability to the extent it arises out of, results from, or is increased by Company’s negligence or willful misconduct. The Licensor Indemnitee will promptly give notice to Licensor of any claims or proceedings which might be covered by this Section 10.3 and Licensor will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Licensor will not, without the written consent of the Licensor Indemnitee, settle or consent to the entry of any judgment with respect to such third party claims (i) that does not release the Licensor Indemnitee from all liability with respect to such third party claim, or (ii) which may materially adversely affect the Licensor Indemnitee or under which the Licensor Indemnitee would incur any obligation or liability, other than one as to which Licensor has an indemnity obligation hereunder. Company agrees to cooperate and provide reasonable assistance to such defense at Licensor’s expense. Company at all times reserves the right to select and retain counsel of its own at its own expense to defend Company’s interests.

10.4 Licensor shall obtain and carry in full force and effect general liability insurance that shall protect Licensor and Company in regard to events covered by Section 10.3 above. Such insurance shall be written by a reputable insurance company, shall list Company as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require thirty (30) days written notice to be given to Company prior to any cancellation or material change thereof. The limits of such insurance shall not be less than two million dollars ($2,000,000) per occurrence with an annual aggregate of five million dollars ($5,000,000) for personal injury, death or property damage. Licensor shall provide Company with Certificates of Insurance evidencing the-same and provide Company with prior written notice of any material change in or cancellation of such insurance.

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ARTICLE 11

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

11.1 Representations and Warranties of Company.

(a) Company hereby represents and warrants to Licensor that as of the Effective Date, to its knowledge, the execution and performance of Company’s obligations under this Agreement does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Company to any third party.

(b) Company hereby represents, warrants and covenants to Licensor that Licensed Products and Licensed Services shall be manufactured and provided in all material respects in accordance with applicable federal, state and local laws, rules and regulations, including, without limitation, in all material respects, in accordance with all applicable rules and regulations of the FDA or the applicable foreign equivalent thereof in the Territory.

(c) Company hereby represents and warrants to Licensor that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement.

11.2 Representations and Warranties of Licensor.

(a) Licensor hereby represents and warrants to Company that, as of the Effective Date, to the best of Licensor’s knowledge, the execution and performance of Licensor’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensor to any third party.

(b) Licensor hereby represents and warrants to Company that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement.

(c) Licensor hereby represents and warrants to Company that Licensor has sufficient rights and authority to enter into this Agreement and grant to Company the rights and licenses contained herein.

11.3 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY OF LICENSED RIGHTS, CLAIMS ISSUED OR PENDING OR THAT THE MANUFACTURE, SALE OR USE OF THE LICENSED PRODUCTS OR PROVISION OF LICENSED SERVICES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

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11.4 Limitation of Damages. EXCEPT WITH RESPECT TO BREACHES OF ANY OBLIGATIONS OF CONFIDENTIALITY OWED BY ONE PARTY TO THE OTHER PARTY HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFIT, FROM ITS PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 12

COMPLIANCE WITH LAW

12.1 It is understood that Licensor is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Company that Company shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor neither represents that a license shall not be required nor that, if required, it shall be issued.

12.2 Company shall in all respects conduct its activities under this Agreement, and shall cause its Affiliates and Sublicensees to conduct their activities under this Agreement, in full compliance with all applicable laws and regulations.

12.3 To the extent required by law, or if the failure to mark would reduce the rights of Licensor or Company to enforce the Patent Rights against infringers, Company shall mark, and shall cause its Affiliates and Sublicensees to mark, any Licensed Products and Licensed Services with the appropriate Patent Rights.

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ARTICLE 13

NON-USE OF NAMES

13.1 Neither Party shall use the name of the other Party, nor of any of their employees or third party licensors, nor any adaptation thereof, in any press release, advertising, promotional or sales literature without prior written consent obtained from the other Party in each case. During and after the Term of this Agreement, neither Party shall utilize or register any trademark, service mark, tradename, or other trade identifier of the other Party, or that contains (in whole or in part) or is confusingly similar to the foregoing, or is a translation of any of the foregoing, without the prior express written consent of the other Party. Notwithstanding the above, each Party may freely disclose in the ordinary course of business (but not in a press release, except with prior approval) that it has entered into this Agreement.

ARTICLE 14

ASSIGNMENT

14.1 No Party may assign or delegate any or all of its rights or obligations under this Agreement, or transfer this Agreement, without the prior written consent of the other Party, except that (a) either Party shall have the right to assign any of its rights, delegate any of its obligations, or transfer this Agreement without such consent (i) to an Affiliate or (ii) as part of a merger, acquisition or reorganization, and (b) Licensor may without consent of Company freely assign all or any portion of the payments due under this Agreement to a Third Party. Any assignment by Company shall bind its assignee to all provisions of this Agreement, including without limitation those concerning dispute resolution (choice of law, choice of forum, and consent to jurisdiction in New York). Except as otherwise permitted by this Article 14, any assignment, delegation or transfer by any Party without the consent of the other Party shall be void and of no effect.

ARTICLE 15

TERMINATION

15.1 Term. The term of this Agreement is the Term (as defined in Article 1).

15.2 Bankruptcy or Cessation/Enjoinder of Business. Licensor may terminate this Agreement upon written notice to Company if: (a) Company becomes insolvent; (b) a petition in bankruptcy is filed against Company and is consented to, acquiesced in or remains undismissed for ninety (90) days; (c) Company or makes a general assignment for the benefit of creditors, or a receiver is appointed for Company, and Company does not return to solvency before the expiration of a sixty (60) day period; (d) Company ceases to do business; or (e) if the enactment of any law, decree, or regulation, or the issuance of any order (including, but not limited to, an injunction), by any governmental authority renders it impracticable or impossible for Company to perform any of its obligations hereunder; provided, however, that the Agreement shall not terminate upon such written notice in the event that, within forty five (45) days of its receipt of such written notice, Company demonstrates to Licensor’s reasonable satisfaction that such a law, decree, regulation or order would not render Company’s performance hereunder impracticable or impossible.

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15.3 Nonpayment. If Company fails to pay Licensor fees, royalties, ongoing patent expenses or other amounts payable hereunder, or if Company fails to invest $16,000,000 in Licensor prior to December 13, 2019, $5,000,000 in Licensor prior to December 31, 2019, and $7,000,000 in Licensor prior to March 31, 2020 via the Series E investment terms, and such payments or investment remain past due for more than twenty (20) days following each such due date, Licensor shall have the right to terminate this Agreement on twenty (20) days written notice, unless Company pays to Licensor within the twenty (20) day notice period, all fees, royalties and patent expenses, together with any interest due and payable thereon, or Company invests $16,000,000 in Licensor prior to December 13, 2019, $5,000,000 in Licensor prior to December 31, 2019, and $7,000,000 in Licensor prior to March 31, 2020, or no later than twenty (20) days of each such applicable due date.

15.4 Criminal Activity. Licensor may terminate this Agreement upon immediate written notice to Company if Company is convicted in a final judgment of a felony relating to the manufacture, use, or sale of Licensed Products or provision of the Licensed Services in any jurisdiction where Company manufactures, uses or sells Licensed Products or provides the Licensed Services.

15.5 Breach. In addition to any other termination right specified in this Agreement, either Party may terminate this Agreement upon thirty (30) days’ written notice to the other Party, if such other Party materially breaches a provision of this Agreement, unless such other Party cures any such breach prior to the expiration of the thirty (30) day period.

15.6 Termination by Company. Company may terminate this Agreement in its entirety without cause on thirty (30) days’ notice to Licensor; provided, however, once the performance of marketing, manufacture, sales, distribution and support activities of a Licensed Product and/ or Licensed Service (“Commercialization”) have commenced, Company may terminate this Agreement with such notice only if all Commercialization activities of Company, Sublicensees, and their Affiliates have been permanently discontinued. Without limitation to Section 15.8, termination under this Section 15.6 shall not relieve Company from obligations (x) that have already been accrued prior to the termination date and/or (y) in respect of costs and/or commitments that cannot be cancelled.

15.7 Effect on Sublicensees. All sublicenses, and rights of Affiliates and Sublicensees, will terminate as of the effective date of termination of this Agreement, provided, however, that if at the effective date of termination any Sublicensee is in good standing with regard to its obligations under its sublicense and agrees to assume the applicable obligations of Company hereunder, then, at the request of the Sublicensee, such sublicense shall survive such termination or expiration of this Agreement and be assigned to Licensor; provided, in such case the obligations of Licensor to Sublicensee shall not exceed the obligations of Licensor to Company under this Agreement.

15.8 Survival. Upon any expiration or termination of this Agreement, the following shall survive: (a) any provision expressly indicated to survive; (b) any liability which any Party has already incurred to another Party prior to expiration or termination; (c) Company’s reporting and payment obligations for activities occurring prior to expiration or termination, and Licensor s audit rights; and (d) Articles 9, 13, 16, and 17, and Sections 5.1 (f) and (g), 7.5, 10.1, 15.7, 15.8 and 15.9.

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15.9 Inventory. Upon early termination of this Agreement, Company may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination provided that (i) Company pays Licensor the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (ii) Company shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

ARTICLE 16

NOTICES AND OTHER COMMUNICATIONS

16.1 Except for payments, each notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

In the case of Licensor:

AbPro Corporation

Attn: President and CEO

68 Cummings Park Drive

Woburn, Massachusetts 01801, U.S.A.

In the case of Company:

Abpro Bio International, Inc.

Jin Sang Yang

 139, Techno jungang-daero, Yuga-myeon, Dalseong-gun, Daegu

Republic of Korea

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any choice/conflict of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was filed or granted.

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17.2 The state and federal courts located in New York County, New York, shall have exclusive jurisdiction of any claims or actions between or among the parties arising out of or relating to this Agreement, and each Party consents to venue and personal jurisdiction of those courts for the purpose of resolving any such disputes.

17.3 Severability. Except to the extent a provision is stated to be essential, or otherwise to the contrary, the provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.4 Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

17.5 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

17.6 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party to the extent such the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the party’s violation of law or regulations), failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a force majeure excuse performance for a period of more than six (6) months. For clarity, a failure to obtain funding shall not constitute a force majeure event.

17.7 Entire Agreement. This Agreement, including its attachments and exhibits (which attachments and exhibits are incorporated herein by reference), constitutes the entire understanding among and between the parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether written, oral or otherwise. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

17.8 Relationship Between the Parties. The relationship between the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between any of the parties. No party is a legal representative of any other Party, and no party can assume or create any obligation, liability, representation, warranty or guarantee, express or implied, on behalf of another Party for any purpose whatsoever

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17.9 Third Party Beneficiary. Memorial Sloan Kettering Cancer Center, a New York not-for-profit corporation, is an express third party beneficiary of this Agreement. Except as set forth in this Section 17.9, nothing in this Agreement will be construed to create any third party beneficiary rights in any person.

17.10 Construction and Interpretation. Words (including defined terms) denoting the singular shall include the plural and vice versa. The words “hereof’, “herein”, “hereunder” and words of the like import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. The term “include” (and any variant thereof), and the giving of examples, shall not be construed as terms of limitation unless expressly indicated by the context in which they is used. The headings in this Agreement shall not affect its interpretation. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Each of the Parties has had an opportunity to consult with counsel of its choice. Each provision of this Agreement shall be construed without regard to the principle of contra proferentum. If any provision of this Agreement is held to be invalid or unenforceable the validity of the remaining provisions shall not be affected. The parties shall replace the invalid or unenforceable provision by a valid and enforceable provision closest to the intention of the parties when signing this Agreement. This Agreement was negotiated, and shall be construed and interpreted, exclusively in the English language.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

ABPRO CORPORATION	ABPRO BIO INTERNATIONAL, INC.

/s/ Ian Chan	/s/ Jin Sang Yang
Ian Chan	Jin Sang Yang
CEO	President
July 30, 2020	12/14/19